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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

     Daugherty Resources consent to the reference to Daugherty Resources firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Daugherty Resources, Inc. for the registration of 588,491 shares of its Common Stock and to the incorporation by reference therein of our report on the consolidated financial statements of Daugherty Resources, Inc. dated March 28, 2002 included in the Annual Report on Form 10-KSB of Daugherty Resources, Inc. for the year ended December 31, 2001, as filed with the Securities and Exchange Commission.

     BY: /s/ KRAFT, BERGER, GRILL, SCHWARTZ, COHEN & MARCH LLP
     KRAFT, BERGER, GRILL, SCHWARTZ , COHEN & MARCH LLP


Toronto, Ontario
August 26, 2002